Exhibit 99.1

First Litchfield Financial Corporation Announces Second Quarter Earnings

Litchfield, Connecticut, August 12, 2003...First Litchfield Financial
Corporation

(NASD: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the second quarter of 2003. Net income for the quarter totaled $749,000 or $.41 and $.42 per diluted and basic earnings per share, respectively. These earnings are up 35% from second quarter 2002 earnings of $553,000, or $.31 and $.32 per diluted and basic earnings per share. Six month 2003 earnings were up 40% over the first six months of 2002. Year to date earnings as of June 30, 2003 totaled $1,310,000 or $.72 and $.73 per diluted and basic earnings per share as compared to earnings for the first six months of 2002 which totaled $933,000 or $.52 and $.53 per diluted and basic earnings per share. The increased profitability result primarily from increased net interest income. Also contributing to the increased income was additional non-interest income as well as a focus on containing non-interest expense.


Net interest income for the first six months of 2003 before provision for loan losses, totaled $5,160,000, up 10% or $451,000, from 2002. The increase in six month net interest income is due both to the improvement in the net interest margin and an increase in interest earning assets. Lower funding costs for deposits and borrowed money as a result of the continued low interest rate environment has resulted in the improvement in the net interest margin. Increased interest earning assets, which were funded by core deposit growth, also contributed to the increase in net interest income. Total deposits at June 30, 2003 were $288 million up 12% from June 30, 2002 deposits of $257 million. The deposit growth is both the result of the opening of Bank's new Torrington Branch during the first quarter of 2003, as well as the consumers' preference for deposit liquidity due to the low interest rate environment and their desire for safety of principal.



Year to date noninterest income as of June 30, 2003 totaled $1,332,000, an increase of


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12% from the same period in 2002. The primary cause of this increase is gains on the sales of available-for-sale securities totaling $196,000. During the second quarter of 2003 certain securities contained in the Bank's investment portfolio were sold and reinvested in order to maintain the overall yield on the portfolio. Also contributing to the increased noninterest income is trust fees, which are up by $50,000 due to increased fee schedules and more accounts under management. Other noninterest income totaled $215,000, decreasing $125,000 from the first six months of 2002. This decrease was due to 2002 income of $103,000 resulting from the sale of stock received as a result of the demutualization of Anthem Inc., the Bank's group insurance provider.


Finally, six month noninterest expenses as of June 30, 2003, increased 1.5% or $70,000 from the same period in 2002. The increase in noninterest expense, both in the year-to- date and quarterly comparisons, is primarily due to costs related to the March 2003 opening of the Bank's newest branch in Torrington, CT. Noninterest expense for first six months of 2002 included certain nonrecurring personnel expenses associated with the retirement of the former president.




The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. It has served the communities of Northwestern Connecticut since 1814. The new full service branch in downtown Torrington opened in March of 2003. During the second quarter of 2003, the Company raised $6.8 million in Tier 1 capital from its participation in a pooled trust preferred offering. Proceeds from the issuance will be used for general corporate purposes and will provide the bank holding company with additional capital to support its strategic plans and initiatives.



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